MMI PRODUCTS, INC. Announces appointment of new president

HOUSTON, TX, December 7, 2001 --- MMI Products, Inc. announced the appointment of John M. Piecuch as President and Chief Executive Officer effective December 1, 2001. Mr. Piecuch succeeds Julius S. Burns who will continue involvement in the business as MMI's Chairman. Mr. Piecuch is the former President and CEO of Lafarge Corporation, one of the largest construction material companies in North America.

Privately owned MMI manufactures chain link and ornamental iron fence and concrete reinforcing welded wire mesh and accessories. MMI distributes a complete line of fence products and concrete accessories through its U.S. based service centers.

Questions regarding this press release should be directed to Julius S. Burns, Chairman at (281) 876-0080.